Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports Second Quarter 2024 Results and
Increases Quarterly Dividend by $0.03 per Share

•Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) closed the merger of equals transaction with Codorus Valley Bancorp, Inc. ("Codorus") on July 1, 2024; as a result, the second quarter results reported in this release reflect Orrstown's standalone operating results and do not reflect the combined operating results of the two companies;
•Net income of $7.7 million and diluted earnings per share of $0.73 for the three months ended June 30, 2024 compared to net income of $8.5 million and diluted earnings per share of $0.81 for the three months ended March 31, 2024;
•Excluding the impact of $1.0 million in expenses related to the merger, net of taxes, net income and diluted earnings per share, respectively, were $8.7 million(1) and $0.83(1) for the second quarter of 2024 compared to net income and diluted earnings per share of $9.2 million(1) and $0.88(1), respectively, as adjusted for the impact of $0.7 million in merger-related expenses, net of taxes, recorded for the first quarter of 2024;
•Net interest margin, on a tax equivalent basis, was 3.54% in the second quarter of 2024 compared to 3.77% in the first quarter of 2024; during the three months ended March 31, 2024, Orrstown Bank (the "Bank") recognized interest income previously applied to principal of $1.6 million from the payoff of a nonaccrual loan, which positively impacted net interest margin for the first quarter of 2024 by 21 basis points; excluding the impact of the payoff, net interest margin for the first quarter of 2024 would have been 3.56%;
•Return on average equity for the three months ended June 30, 2024 was 11.41% compared to 12.79% for the three months ended March 31, 2024; excluding the aforementioned merger-related expenses, return on average equity was 12.88%(1) for the three months ended June 30, 2024 compared to 13.79%(1) for the three months ended March 31, 2024;
•At June 30, 2024, nonaccrual loans totaled $8.4 million, a decrease of $4.5 million, from $12.9 million at March 31, 2024 and a decrease of $17.1 million from December 31, 2023; nonaccrual loans to total loans declined to 0.36% at June 30, 2024 compared to 0.56% at March 31, 2024 and 1.11% at December 31, 2023;
•Non-interest income increased by $0.6 million to $7.2 million for the three months ended June 30, 2024 from $6.6 million for the three months ended March 31, 2024;
•Tangible book value per common share(1) rose to $24.08 per share at June 30, 2024 compared to $23.47 per share at March 31, 2024;
•The Board of Directors declared a cash dividend of $0.23 per common share, payable August 15, 2024, to shareholders of record as of August 8, 2024; this represents an increase in the Company's quarterly cash dividend of $0.03 per share, or 15%.

HARRISBURG, PA (July 23, 2024) -- Orrstown Financial Services, Inc. (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three months ended June 30, 2024. Net income totaled $7.7 million for the three months ended June 30, 2024, compared to $8.5 million for the three months ended March 31, 2024 and $9.8 million for the three months ended June 30, 2023. Diluted earnings per share totaled $0.73 for the three months ended June 30, 2024, compared to $0.81 for the three months ended March 31, 2024 and $0.94 for the three months ended June 30, 2023. Merger-related expenses totaled $1.1 million and $0.7 million for the three months ended June 30, 2024 and March 31, 2024, respectively. For the second quarter of 2024, excluding the impact from the merger-related expenses, net of taxes, net income and diluted earnings per share were $8.7 million(1) and $0.83(1), respectively. For the first quarter of 2024, excluding the impact from the merger-related expenses, net of taxes, net income and diluted earnings per share were $9.2 million(1) and $0.88(1), respectively.
(1) Non-GAAP measure. See Appendix A for additional information.

"The closing of the merger of equals with Codorus Valley Bancorp represents a significant milestone in the history of the Company. The merger will significantly increase the combined company's size and scale, which we believe will drive profitability and shareholder value. We are already making progress on the cost savings and integration consistent with the previously announced timeline to achieve these benefits," commented Thomas R. Quinn, Jr., President and Chief Executive Officer.
"We are proud of our second quarter results, highlighted by robust earnings, stabilizing net interest margin, solid loan growth, strong fee income and an increase in our quarterly cash dividend. We are excited to move forward as one unified organization, leveraging our combined strengths to deliver even greater value to our shareholders, clients, communities and employees," Mr. Quinn added.

DISCUSSION OF RESULTS
Balance Sheet
Loans
Loans held for investment increased by $44.5 million, or 8% annualized, from March 31, 2024 to June 30, 2024. Commercial loans increased by $41.9 million, or 9% annualized, from $1.8 billion at March 31, 2024 to $1.9 billion at June 30, 2024. The residential mortgage portfolio increased by $2.8 million in the three months ended June 30, 2024.
Investment Securities
Investment securities, all of which are classified as available-for-sale, increased by $14.2 million to $529.1 million at June 30, 2024 from $514.9 million at March 31, 2024. During the second quarter of 2024, purchases of $28.5 million were partially offset by paydowns of $11.3 million and a call of $2.4 million. The overall duration of the Company's investment securities portfolio was 4.2 years at June 30, 2024. See Appendix B for a summary of the Bank's investment securities at June 30, 2024, highlighting their concentrations, credit ratings and credit enhancement levels.
Deposits
During the second quarter of 2024, deposits increased by $6.9 million totaling approximately $2.7 billion at both June 30, 2024 and March 31, 2024. In the second quarter of 2024, time deposits increased by $32.5 million, money market deposits increased by $18.7 million and non-interest bearing deposits increased by $6.7 million. These increases were partially offset by decreases in interest-bearing demand deposits of $48.2 million and savings deposits of $2.8 million. The increase in time deposits was attributable to promotional offerings of up to 18-month terms. The decrease in interest-bearing demand deposits primarily reflects activity from one client who deposited funds in the prior quarter on a short-term basis. The declines in savings deposits were primarily due to clients shifting to higher-yielding products within the Bank. At June 30, 2024, deposits that are uninsured and not collateralized totaled $422.3 million, or 16%, of total deposits compared to $413.5 million, or 15%, of total deposits at March 31, 2024. The Bank's loan-to-deposit ratio increased slightly to 87% at June 30, 2024 from 85% at March 31, 2024 due to the increase in loans during the second quarter of 2024.
Borrowings
The Bank actively manages its liquidity position through its various sources of funding to meet the needs of its clients. FHLB advances and other borrowings were $115.0 million at both June 30, 2024 and March 31, 2024. The Bank seeks to maintain sufficient liquidity to ensure client needs can be addressed on a timely basis. The Bank had available alternative funding sources, such as FHLB advances and other wholesale options, of approximately $1.0 billion at June 30, 2024.

Income Statement
Net Interest Income and Margin
Net interest income was $26.1 million for the three months ended June 30, 2024 compared to $26.9 million for the three months ended March 31, 2024. The net interest margin, on a tax equivalent basis, decreased to 3.54% in the second quarter of 2024 from 3.77% in the first quarter of 2024. During the first quarter of 2024, the Bank recognized interest income previously applied to principal of $1.6 million from the payoff of a commercial real estate loan on nonaccrual status, which contributed 21 basis points to net interest margin. Excluding the impact of the payoff, net interest margin was relatively stable quarter-to-quarter. The net interest margin was negatively impacted by the increase in funding costs of 11 basis points due primarily to higher average interest-bearing deposit balances. Offsetting these factors, interest income benefited from the deployment of cash into higher yielding loans and investments.
Interest income on loans, on a tax equivalent basis, decreased by $0.7 million to $35.7 million for the three months ended June 30, 2024 compared to $36.4 million for the three months ended March 31, 2024, which was primarily due to the aforementioned interest recovery during the first quarter of 2024.
Interest income on investment securities, on a tax equivalent basis, was $6.1 million for the second quarter of 2024 compared to $5.7 million in the first quarter of 2024. The increase in interest income on investment securities was primarily caused by the increased average balance of investment securities for the quarter.
Interest expense, on a tax equivalent basis, increased by $1.4 million to $17.2 million for the three months ended June 30, 2024 compared to $15.8 million for the three months ended March 31, 2024 due primarily to higher average deposit balances and an increase in rates on deposits. Average interest-bearing deposits increased by $127.9 million during the three months ended June 30, 2024 compared to the three months ended March 31, 2024.
Provision for Credit Losses
The Company recorded a provision for credit losses of $0.8 million for the three months ended June 30, 2024 compared to $0.3 million for the three months ended March 31, 2024. The allowance for credit losses ("ACL") on loans increased to $29.9 million at June 30, 2024 from $29.2 million at March 31, 2024. The increase in the ACL was driven primarily by loan growth. The ACL to total loans was 1.27% at both June 30, 2024 and March 31, 2024. Net charge-offs were $0.1 million for the three months ended June 30, 2024 compared to net recoveries which totaled less than $0.1 million for the three months ended March 31, 2024.
Special mention loans decreased by $6.1 million from $16.0 million at March 31, 2024 to $9.9 million at June 30, 2024 due to repayments of $2.1 million and upgrades of $1.7 million. The remaining decrease to special mention loans was due to downgrades to classified loans. Classified loans decreased by $0.3 million to $48.7 million at June 30, 2024 from $49.0 million at March 31, 2024. The decrease in classified loans was primarily due to repayments of $8.0 million partially offset by downgrades. Non-accrual loans decreased by $4.5 million to $8.4 million at June 30, 2024 from $12.9 million at March 31, 2024 primarily due to repayments of $6.5 million in acquisition and development and commercial real estate loans. The repayments on non-accrual loans were partially offset by additions of $2.1 million, including one commercial real estate loan totaling $1.2 million. Management believes the ACL to be adequate based on current asset quality metrics and economic conditions.
Management regularly analyzes the commercial real estate portfolio, which includes the review of occupancy, cash flows, expenses and expiring leases, as well as the location of the real estate. At June 30, 2024, the Company had $220.4 million in loans related to office space compared to $225.9 million at March 31, 2024. The weighted average loan-to-value ratio was 56% and the weighted average debt coverage ratio was 1.85x at June 30, 2024. Management believes that the office space portfolio is well-diversified and includes only limited exposure to properties located in major metro markets (approximately 2% of the total commercial real estate loan balance as of June 30, 2024).
Noninterest Income
Noninterest income increased by $0.6 million to $7.2 million in the three months ended June 30, 2024 compared to $6.6 million in the three months ended March 31, 2024.

Wealth management income increased by $0.2 million in the three months ended June 30, 2024 compared to the three months ended March 31, 2024 due to both new client generation and strong stock market performance.
During the second quarter of 2024, the Company recorded swap fee income of $0.4 million compared to $0.2 million in the three months ended March 31, 2024. Swap fee income fluctuates based on market conditions and client demand.
For the three months ended June 30, 2024, mortgage banking income decreased by $0.1 million compared to the first quarter of 2024. During the second quarter of 2024, residential mortgage sales totaled $8.4 million compared to $14.7 million during the first quarter of 2024, inclusive of a portfolio of loans sold to another institution during the first quarter of 2024. Mortgage production levels remain low in the current environment.
Noninterest Expenses
Noninterest expenses increased by $0.1 million to $22.6 million in the three months ended June 30, 2024 from $22.5 million in the three months ended March 31, 2024.
For the three months ended June 30, 2024, merger-related expenses totaled $1.1 million, an increase of $0.4 million, compared to $0.7 million for the three months ended March 31, 2024. The increase is due primarily to higher legal fees incurred during the second quarter of 2024. The Company will incur additional merger-related expenses from the operational and technology processes to combine systems and services of both companies, which is expected to be completed in November 2024.
Advertising and bank promotions expense increased by $0.4 million to $0.8 million in the three months ended June 30, 2024 from $0.4 million in the three months ended March 31, 2024 due to $0.5 million in contributions to tax credit programs during the second quarter of 2024. Taxes other than income decreased by $0.4 million to less than $0.1 million in the three months ended June 30, 2024 compared to $0.5 million in the three months ended March 31, 2024. This decrease reflects the tax credits recognized on the contributions during the second quarter of 2024.
Salaries and benefits expense decreased by $0.6 million to $13.2 million for the three months ended June 30, 2024 compared to $13.8 million for the three months ended March 31, 2024. Employee benefit costs were lower during the second quarter of 2024 compared to the first quarter of 2024 as social security and unemployment taxes are typically higher at the beginning of the year. In addition, incentive compensation was higher during the first quarter of 2024 associated with the prior year's performance.
Income Taxes
The Company's effective tax rate for the second quarter of 2024 was 21.2% compared to 20.6% for the first quarter of 2024. The Company's effective tax rate for the three months ended June 30, 2024 is greater than the 21% federal statutory rate primarily due to the disallowed portion of interest expense against earnings in association with the Bank's tax-exempt investments under the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") and the impact of nondeductible merger-related costs, partially offset by tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies and tax credits. The nondeductible merger-related costs increased the effective tax rate by 0.9% for the second quarter of 2024 compared to an increase in the effective tax rate of 1.2% for the first quarter of 2024. The Company regularly analyzes its projected taxable income and makes adjustments to the provision for income taxes accordingly.
Capital
Shareholders’ equity totaled $278.4 million at June 30, 2024, an increase of $6.7 million from $271.7 million at March 31, 2024. The increase was primarily attributable to net income of $7.7 million, partially offset by dividends paid of $2.1 million. Other comprehensive income totaled $0.3 million for the second quarter of 2024, which primarily consisted of net unrealized gains on cash flow hedges. The remaining activity is related to share-based compensation.

Tangible book value per share(1) increased to $24.08 per share at June 30, 2024 from $23.47 per share at March 31, 2024 due to the increase in shareholders' equity.
The Company's tangible common equity ratio increased to 8.1% at June 30, 2024 from 7.9% at March 31, 2024 due to the increase in shareholders' equity during the second quarter of 2024. The Company's total risk-based capital ratio was 13.3% at June 30, 2024 compared to 13.4% at March 31, 2024. The Company's Tier 1 leverage ratio was 8.9% at June 30, 2024 compared to 9.0% at March 31, 2024. At June 30, 2024, all four capital ratios applicable to the Company were above regulatory minimum levels to be deemed “well capitalized” under current bank regulatory guidelines. The Company continues to believe that capital is adequate to support the risks inherent in the balance sheet, as well as growth requirements.
Selected Financial Information of Codorus Valley Bancorp, Inc. (unaudited)

•As of June 30, 2024, Codorus had total assets of $2.2 billion, total loans of $1.7 billion and total deposits of $1.9 billion;
•Net income for the three months ended June 30, 2024, excluding $9.6 million of merger-related expenses, was $5.5 million; net income for the six months ended June 30, 2024, excluding $9.8 million of merger-related expenses, was $9.8 million;
•Net interest margin for the three and six months ended June 30, 2024 was 3.28% and 3.34%, respectively;
•Non-performing loans totaled $8.9 million and classified loans were $45.5 million at June 30, 2024.

(1) Non-GAAP measure. See Appendix A for additional information.

Investor Relations Contact:
Neelesh Kalani
Executive Vice President, Chief Financial Officer
Phone (717) 510-7097

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2024	2023	2024	2023

Profitability for the period:
Net interest income	$26,103	$26,375	$52,984	$52,669
Provision for credit losses	812	399	1,110	1,128
Noninterest income	7,172	7,158	13,802	13,236
Noninterest expenses	22,639	20,749	45,108	41,004
Income before income tax expense	9,824	12,385	20,568	23,773
Income tax expense	2,086	2,547	4,299	4,779
Net income available to common shareholders	$7,738	$9,838	$16,269	$18,994

Financial ratios:
Return on average assets (1)	0.97%	1.32%	1.04%	1.29%
Return on average assets, adjusted (1) (2) (3)	1.09%	1.32%	1.14%	1.29%
Return on average equity (1)	11.41%	16.27%	12.09%	16.08%
Return on average equity, adjusted (1) (2) (3)	12.88%	16.27%	13.33%	16.08%
Net interest margin (1)	3.54%	3.83%	3.65%	3.88%
Efficiency ratio	68.0%	61.9%	67.5%	62.2%
Efficiency ratio, adjusted (2) (3)	64.6%	61.9%	64.8%	62.2%
Income per common share:
Basic	$0.74	$0.95	$1.57	$1.83
Basic, adjusted (2) (3)	$0.84	$0.95	$1.73	$1.83
Diluted	$0.73	$0.94	$1.55	$1.82
Diluted, adjusted (2) (3)	$0.83	$0.94	$1.71	$1.82

Average equity to average assets	8.50%	8.11%	8.58%	8.04%

(1) Annualized for the three and six months ended June 30, 2024 and 2023
(2) Ratio for the three and six months ended June 30, 2024 has been adjusted for merger-related expenses.
(3) Non-GAAP based financial measure. Please refer to Appendix A - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)
(continued)
	June 30,	December 31,
(Dollars in thousands, except per share amounts)	2024	2023
At period-end:
Total assets	$3,198,782	$3,064,240
Loans, net of allowance for credit losses	2,317,739	2,269,611
Loans held-for-sale, at fair value	1,562	5,816
Securities available for sale, at fair value	529,082	513,519
Total deposits	2,702,884	2,558,814
Borrowings	129,625	147,285
Subordinated notes	32,128	32,093
Shareholders' equity	278,376	265,056

Credit quality and capital ratios (1):
Allowance for credit losses to total loans	1.27%	1.25%
Total nonaccrual loans to total loans	0.36%	1.11%
Nonperforming assets to total assets	0.26%	0.83%
Allowance for credit losses to nonaccrual loans	357%	112%
Total risk-based capital:
Orrstown Financial Services, Inc.	13.3%	13.0%
Orrstown Bank	13.1%	12.8%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	11.1%	10.8%
Orrstown Bank	12.0%	11.6%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	11.1%	10.8%
Orrstown Bank	12.0%	11.6%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	8.9%	8.9%
Orrstown Bank	9.5%	9.5%

Book value per common share	$25.97	$24.98

(1) Capital ratios are estimated, subject to regulatory filings. The Company elected the three-year phase in option for the day-one impact of ASU 2016-13 for current expected credit losses ("CECL") to regulatory capital. Beginning in 2023, the Company adjusted retained earnings, allowance for credit losses includable in tier 2 capital and the deferred tax assets from temporary differences in risk weighted assets by the permitted percentage of the day-one impact from adopting the CECL standard.

ORRSTOWN FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)	June 30, 2024	December 31, 2023
Assets
Cash and due from banks	$35,951	$32,586
Interest-bearing deposits with banks	96,558	32,575
Cash and cash equivalents	132,509	65,161
Restricted investments in bank stocks	11,147	11,992
Securities available for sale (amortized cost of $566,421 and $549,089 at June 30, 2024 and December 31, 2023, respectively)	529,082	513,519
Loans held for sale, at fair value	1,562	5,816
Loans	2,347,603	2,298,313
Less: Allowance for credit losses	(29,864)	(28,702)
Net loans	2,317,739	2,269,611
Premises and equipment, net	28,484	29,393
Cash surrender value of life insurance	74,119	73,204
Goodwill	18,724	18,724
Other intangible assets, net	1,974	2,414
Accrued interest receivable	14,120	13,630
Deferred tax assets, net	21,674	22,017
Other assets	47,648	38,759
Total assets	$3,198,782	$3,064,240

Liabilities
Deposits:
Noninterest-bearing	$425,255	$430,959
Interest-bearing	2,277,629	2,127,855
Total deposits	2,702,884	2,558,814
Securities sold under agreements to repurchase and federal funds purchased	14,625	9,785
FHLB advances and other borrowings	115,000	137,500
Subordinated notes	32,128	32,093
Accrued interest and other liabilities	55,769	60,992
Total liabilities	2,920,406	2,799,184

Shareholders’ Equity
Preferred stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value—$0.05205 stated value per share; 50,000,000 shares authorized; 11,201,269 shares issued and 10,720,225 outstanding at June 30, 2024; 11,204,599 shares issued and 10,612,390 outstanding at December 31, 2023	583	583
Additional paid—in capital	187,694	189,027
Retained earnings	129,670	117,667
Accumulated other comprehensive losses	(28,404)	(28,476)
Treasury stock— 481,044 and 592,209 shares, at cost at June 30, 2024 and December 31, 2023, respectively	(11,167)	(13,745)
Total shareholders’ equity	278,376	265,056
Total liabilities and shareholders’ equity	$3,198,782	$3,064,240

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In thousands)	2024	2023	2024	2023
Interest income
Loans	$35,537	$31,203	$71,770	$59,947
Investment securities - taxable	4,999	4,415	9,583	8,785
Investment securities - tax-exempt	881	865	1,758	1,730
Short-term investments	1,864	418	2,820	716
Total interest income	43,281	36,901	85,931	71,178
Interest expense
Deposits	15,265	8,608	28,781	14,810
Securities sold under agreements to repurchase and federal funds purchased	27	28	52	53
FHLB advances and other borrowings	1,152	1,386	2,626	2,638
Subordinated notes	734	504	1,488	1,008
Total interest expense	17,178	10,526	32,947	18,509
Net interest income	26,103	26,375	52,984	52,669
Provision for credit losses	812	399	1,110	1,128
Net interest income after provision for credit losses	25,291	25,976	51,874	51,541
Noninterest income
Service charges	1,283	1,251	2,483	2,408
Interchange income	961	993	1,872	1,958
Swap fee income	375	196	574	196
Wealth management income	3,312	2,822	6,414	5,569
Mortgage banking activities	369	112	827	590
Investment securities losses	(12)	(2)	(17)	(10)
Other income	884	1,786	1,649	2,525
Total noninterest income	7,172	7,158	13,802	13,236
Noninterest expenses
Salaries and employee benefits	13,195	13,054	26,947	25,250
Occupancy, furniture and equipment	2,705	2,266	5,344	4,599
Data processing	1,237	1,201	2,502	2,418
Advertising and bank promotions	774	919	1,172	1,324
FDIC insurance	419	519	860	1,023
Professional services	801	504	1,432	1,238
Taxes other than income	49	3	543	460
Intangible asset amortization	215	239	440	489
Merger-related expenses	1,135	—	1,807	—
Other operating expenses	2,109	2,044	4,061	4,203
Total noninterest expenses	22,639	20,749	45,108	41,004
Income before income tax expense	9,824	12,385	20,568	23,773
Income tax expense	2,086	2,547	4,299	4,779
Net income	$7,738	$9,838	$16,269	$18,994
continued

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Share information:
Basic earnings per share	$0.74	$0.95	$1.57	$1.83
Diluted earnings per share	$0.73	$0.94	$1.55	$1.82
Dividends paid per share	$0.20	$0.20	$0.40	$0.40
Weighted average shares - basic	10,393	10,336	10,371	10,360
Weighted average shares - diluted	10,553	10,421	10,517	10,458

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Three Months Ended
	6/30/2024			3/31/2024			12/31/2023			9/30/2023			6/30/2023
		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$142,868	$1,864	5.25%	$74,523	$956	5.16%	$37,873	$460	4.82%	$57,778	$633	4.35%	$37,895	$418	4.42%
Investment securities (1)(2)	538,451	6,114	4.54	519,851	5,694	4.39	508,891	5,890	4.63	521,234	5,548	4.26	526,225	5,510	4.19
Loans (1)(3)(4)(5)	2,324,942	35,690	6.17	2,308,103	36,382	6.34	2,286,678	34,055	5.91	2,256,727	32,878	5.78	2,233,312	31,329	5.63
Total interest-earning assets	3,006,261	43,668	5.84	2,902,477	43,032	5.96	2,833,442	40,405	5.67	2,835,739	39,059	5.47	2,797,432	37,257	5.34
Other assets	204,863			196,295			204,382			200,447			191,983
Total assets	$3,211,124			$3,098,772			$3,037,824			$3,036,186			$2,989,415
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,649,753	10,118	2.47	$1,570,622	9,192	2.35	$1,543,575	8,333	2.14	$1,541,728	7,476	1.92	$1,511,468	6,273	1.66
Savings deposits	165,467	140	0.34	170,005	144	0.34	178,351	153	0.34	190,817	164	0.34	204,584	135	0.26
Time deposits	481,721	5,007	4.18	428,443	4,180	3.92	392,085	3,632	3.67	357,194	2,942	3.27	326,034	2,200	2.71
Total interest-bearing deposits	2,296,941	15,265	2.67	2,169,070	13,516	2.51	2,114,011	12,118	2.27	2,089,739	10,582	2.01	2,042,086	8,608	1.69
Securities sold under agreements to repurchase and federal funds purchased	13,412	27	0.81	12,010	25	0.85	13,874	30	0.85	15,006	31	0.83	13,685	28	0.82
FHLB advances and other borrowings	115,000	1,152	4.03	137,505	1,474	4.31	127,843	1,358	4.21	128,131	1,354	4.19	132,094	1,386	4.21
Subordinated notes	32,118	734	9.19	32,100	754	9.45	32,083	504	6.29	32,066	505	6.29	32,049	504	6.29
Total interest-bearing liabilities	2,457,471	17,178	2.81	2,350,685	15,769	2.70	2,287,811	14,010	2.43	2,264,942	12,472	2.19	2,219,914	10,526	1.90
Noninterest-bearing demand deposits	423,037			417,469			441,695			468,628			476,123
Other liabilities	57,828			62,329			59,876			54,353			50,851
Total liabilities	2,938,336			2,830,483			2,789,382			2,787,923			2,746,888
Shareholders' equity	272,788			268,289			248,442			248,263			242,527
Total	$3,211,124			$3,098,772			$3,037,824			$3,036,186			$2,989,415
Taxable-equivalent net interest income / net interest spread		26,490	3.02%		27,263	3.26%		26,395	3.24%		26,587	3.29%		26,731	3.44%
Taxable-equivalent net interest margin			3.54%			3.77%			3.71%			3.73%			3.83%
Taxable-equivalent adjustment		(387)			(382)			(377)			(368)			(356)
Net interest income		$26,103			$26,881			$26,018			$26,219			$26,375
Ratio of average interest-earning assets to average interest-bearing liabilities			122%			123%			124%			125%			126%

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balance of investment securities is computed at fair value.
(3) Average balances include nonaccrual loans.
(4) Interest income on loans includes prepayment and late fees, where applicable.
(5) Interest income on loans includes interest recovered of $1.6 million from the payoff of a commercial real estate loan on nonaccrual status in the three months ended March 31, 2024.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
(continued)
	Six Months Ended
	June 30, 2024			June 30, 2023
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$108,695	$2,820	5.22%	$33,770	$716	4.27%
Investment securities (1)(2)	529,151	11,808	4.47	525,957	10,975	4.19
Loans (1)(3)(4)(5)	2,316,522	72,072	6.25	2,206,914	60,173	5.49
Total interest-earning assets	2,954,368	86,700	5.90	2,766,641	71,864	5.23
Other assets	200,580			194,786
Total assets	$3,154,948			$2,961,427
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,610,188	19,310	2.41	$1,507,467	11,135	1.49
Savings deposits	167,736	284	0.34	211,955	268	0.25
Time deposits	455,082	9,187	4.06	301,095	3,407	2.28
Total interest-bearing deposits	2,233,006	28,781	2.59	2,020,517	14,810	1.48
Securities sold under agreements to repurchase and federal funds purchased	12,711	52	0.83	13,776	53	0.77
FHLB advances and other borrowings	126,253	2,626	4.18	119,335	2,638	4.46
Subordinated notes	32,109	1,488	9.32	32,041	1,008	6.29
Total interest-bearing liabilities	2,404,079	32,947	2.76	2,185,669	18,509	1.71
Noninterest-bearing demand deposits	420,253			485,789
Other liabilities	60,078			51,736
Total liabilities	2,884,410			2,723,194
Shareholders' equity	270,538			238,233
Total liabilities and shareholders' equity	$3,154,948			$2,961,427
Taxable-equivalent net interest income / net interest spread		53,753	3.14%		53,355	3.52%
Taxable-equivalent net interest margin			3.65%			3.88%
Taxable-equivalent adjustment		(769)			(686)
Net interest income		$52,984			$52,669
Ratio of average interest-earning assets to average interest-bearing liabilities			123%			127%

NOTES TO ANALYSIS OF NET INTEREST INCOME:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balance of investment securities is computed at fair value.
(3) Average balances include nonaccrual loans.
(4) Interest income on loans includes prepayment and late fees, where applicable.
(5) Interest income on loans includes interest recovered of $1.6 million from the payoff of a commercial real estate loan on nonaccrual status for the six months ended June 30, 2024.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(In thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Profitability for the quarter:
Net interest income	$26,103	$26,881	$26,018	$26,219	$26,375
Provision for credit losses	812	298	418	136	399
Noninterest income	7,172	6,630	6,491	5,925	7,158
Noninterest expenses	22,639	22,469	22,392	20,447	20,749
Income before income taxes	9,824	10,744	9,699	11,561	12,385
Income tax expense	2,086	2,213	2,056	2,535	2,547
Net income	$7,738	$8,531	$7,643	$9,026	$9,838

Financial ratios:
Return on average assets (1)	0.97%	1.11%	1.00%	1.18%	1.32%
Return on average assets, adjusted (1)(2)(3)	1.09%	1.19%	1.13%	1.18%	1.32%
Return on average equity (1)	11.41%	12.79%	12.21%	14.42%	16.27%
Return on average equity, adjusted (1)(2)(3)	12.88%	13.79%	13.77%	14.42%	16.27%
Net interest margin (1)	3.54%	3.77%	3.71%	3.73%	3.83%
Efficiency ratio	68.0%	67.0%	68.9%	63.6%	61.9%
Efficiency ratio, adjusted (2)(3)	64.6%	65.0%	65.6%	63.6%	61.9%

Per share information:
Income per common share:
Basic	$0.74	$0.82	$0.74	$0.87	$0.95
Basic, adjusted (2)(3)	0.84	0.89	0.84	0.87	0.95
Diluted	0.73	0.81	0.73	0.87	0.94
Diluted, adjusted (2)(3)	0.83	0.88	0.83	0.87	0.94
Book value	25.97	25.38	24.98	22.90	23.15
Tangible book value	24.08	23.47	23.03	20.94	21.19
Cash dividends paid	0.20	0.20	0.20	0.20	0.20

Average basic shares	10,393	10,349	10,321	10,319	10,336
Average diluted shares	10,553	10,482	10,419	10,405	10,421
(1) Annualized.
(2) Ratio has been adjusted for the merger-related expenses for the three months ended June 30, 2024, March 31, 2024 and December 31, 2023.
(3) Non-GAAP based financial measure. Please refer to Appendix A - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
(In thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Noninterest income:
Service charges	$1,283	$1,200	$1,198	$1,260	$1,251
Interchange income	961	911	952	963	993
Swap fee income	375	199	588	255	196
Wealth management income	3,312	3,102	2,945	2,826	2,822
Mortgage banking activities	369	458	143	(142)	112
Other income	884	765	704	761	1,786
Investment securities (losses) gains	(12)	(5)	(39)	2	(2)
Total noninterest income	$7,172	$6,630	$6,491	$5,925	$7,158

Noninterest expenses:
Salaries and employee benefits	$13,195	$13,752	$12,848	$12,885	$13,054
Occupancy, furniture and equipment	2,705	2,639	2,534	2,460	2,266
Data processing	1,237	1,265	1,247	1,248	1,201
Advertising and bank promotions	774	398	501	332	919
FDIC insurance	419	441	460	477	519
Professional services	801	631	702	965	504
Taxes other than income	49	494	203	387	3
Intangible asset amortization	215	225	236	228	239
Merger-related expenses	1,135	672	1,059	—	—
Other operating expenses	2,109	1,952	2,602	1,465	2,044
Total noninterest expenses	$22,639	$22,469	$22,392	$20,447	$20,749

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
(In thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Balance Sheet at quarter end:
Cash and cash equivalents	$132,509	$182,722	$65,161	$94,939	$76,318
Restricted investments in bank stocks	11,147	11,453	11,992	12,987	12,602
Securities available for sale	529,082	514,909	513,519	495,162	508,612
Loans held for sale, at fair value	1,562	535	5,816	6,448	6,450
Loans:
Commercial real estate:
Owner occupied	371,301	364,280	373,757	376,350	366,439
Non-owner occupied	710,477	707,871	694,638	630,514	626,140
Multi-family	151,542	147,773	150,675	143,437	145,257
Non-owner occupied residential	89,156	91,858	95,040	100,391	105,504
Commercial and industrial	374,976	365,524	367,085	374,190	379,905
Acquisition and development:
1-4 family residential construction	32,439	22,277	24,516	25,642	20,461
Commercial and land development	129,883	118,010	115,249	153,279	143,177
Municipal	10,594	10,925	9,812	10,334	10,638
Total commercial loans	1,870,368	1,828,518	1,830,772	1,814,137	1,797,521
Residential mortgage:
First lien	271,153	270,748	266,239	248,335	235,813
Home equity – term	4,633	4,966	5,078	5,223	5,228
Home equity – lines of credit	192,736	189,966	186,450	188,736	185,099
Installment and other loans	8,713	8,875	9,774	10,405	10,756
Total loans	2,347,603	2,303,073	2,298,313	2,266,836	2,234,417
Allowance for credit losses	(29,864)	(29,165)	(28,702)	(28,278)	(28,383)
Net loans held-for-investment	2,317,739	2,273,908	2,269,611	2,238,558	2,206,034
Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets, net	1,974	2,189	2,414	2,650	2,589
Total assets	3,198,782	3,183,331	3,064,240	3,054,435	3,008,197
Total deposits	2,702,884	2,695,951	2,558,814	2,546,435	2,522,861
Borrowings	129,625	127,099	147,285	175,241	152,229
Subordinated notes	32,128	32,111	32,093	32,076	32,059
Total shareholders' equity	278,376	271,682	265,056	243,080	245,641

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Capital and credit quality measures(1):
Total risk-based capital:
Orrstown Financial Services, Inc	13.3%	13.4%	13.0%	13.0%	13.0%
Orrstown Bank	13.1%	13.1%	12.8%	12.5%	12.5%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc	11.1%	11.2%	10.8%	10.6%	10.5%
Orrstown Bank	12.0%	11.9%	11.6%	11.4%	11.4%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc	11.1%	11.2%	10.8%	10.6%	10.5%
Orrstown Bank	12.0%	11.9%	11.6%	11.4%	11.4%
Tier 1 leverage capital:
Orrstown Financial Services, Inc	8.9%	9.0%	8.9%	8.7%	8.6%
Orrstown Bank	9.5%	9.6%	9.5%	9.3%	9.3%

Average equity to average assets	8.50%	8.66%	8.18%	8.18%	8.11%
Allowance for credit losses to total loans	1.27%	1.27%	1.25%	1.25%	1.27%
Total nonaccrual loans to total loans	0.36%	0.56%	1.11%	0.98%	0.94%
Nonperforming assets to total assets	0.26%	0.40%	0.83%	0.73%	0.70%
Allowance for credit losses to nonaccrual loans	357%	226%	112%	127%	135%

Other information:
Net charge-offs (recoveries)	$113	$(42)	$(6)	$241	$380
Classified loans	48,722	48,997	55,030	33,593	26,347
Nonperforming and other risk assets:
Nonaccrual loans	8,363	12,886	25,527	22,324	21,062
Other real estate owned	—	—	—	—	—
Total nonperforming assets	8,363	12,886	25,527	22,324	21,062
Financial difficulty modifications still accruing	—	—	9	—	—
Loans past due 90 days or more and still accruing	187	99	66	277	539
Total nonperforming and other risk assets	$8,550	$12,985	$25,602	$22,601	$21,601
(1) Capital ratios are estimated, subject to regulatory filings. The Company elected the three-year phase in option for the day-one impact of ASU 2016-13 for current expected credit losses ("CECL") to regulatory capital. Beginning in 2023, the Company adjusted retained earnings, allowance for credit losses includable in tier 2 capital and the deferred tax assets from temporary differences in risk weighted assets by the permitted percentage of the day-one impact from adopting the new CECL standard.

Appendix A- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations
Management believes providing certain other “non-GAAP” financial information will assist investors in their understanding of the effect on recent financial results from non-recurring charges.
As a result of acquisitions, the Company has intangible assets consisting of goodwill, core deposit and other intangible assets, which totaled $20.7 million and $21.1 million at June 30, 2024 and December 31, 2023, respectively. In addition, during the three months ended June 30, 2024, March 31, 2024 and December 31, 2023, the Company incurred $1.1 million, $0.7 million and $1.1 million in merger-related expenses, respectively.
Tangible book value per common share and the impact of the merger-related expenses on net income and associated ratios, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.
The following tables present the computation of each non-GAAP based measure:
(dollars and shares in thousands)

Tangible Book Value per Common Share	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Shareholders' equity (most directly comparable GAAP-based measure)	$278,376	$271,682	$265,056	$243,080	$245,641
Less: Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets	1,974	2,189	2,414	2,650	2,589
Related tax effect	(415)	(460)	(507)	(557)	(544)
Tangible common equity (non-GAAP)	$258,093	$251,229	$244,425	$222,263	$224,872

Common shares outstanding	10,720	10,705	10,612	10,613	10,611

Book value per share (most directly comparable GAAP-based measure)	$25.97	$25.38	$24.98	$22.90	$23.15
Intangible assets per share	1.89	1.91	1.95	1.96	1.96
Tangible book value per share (non-GAAP)	$24.08	$23.47	$23.03	$20.94	$21.19

(dollars and shares in thousands)	Three Months Ended				Six Months Ended
Adjusted Ratios for Merger-Related Expenses	June 30, 2024	March 31, 2024	December 31, 2023	June 30, 2023	June 30, 2024	June 30, 2023
Net income (A) - most directly comparable GAAP-based measure	$7,738	$8,531	$7,643	$9,838	$16,269	$18,994
Plus: Merger-related expenses (B)	1,135	672	1,059	—	1,807	—
Less: Related tax effect (C)	(139)	(1)	(79)	—	(140)	—
Adjusted net income (D=A+B-C) - Non-GAAP	$8,734	$9,202	$8,623	$9,838	$17,936	$18,994

Average assets (E)	$3,211,124	$3,098,772	$3,037,824	$2,989,415	$3,154,948	$2,961,427
Return on average assets (= A / E) - most directly comparable GAAP-based measure (1)	0.97%	1.11%	1.00%	1.32%	1.04%	1.29%
Return on average assets, adjusted (= D / E) - Non-GAAP (1)	1.09%	1.19%	1.13%	1.32%	1.14%	1.29%

Average equity (F)	$272,788	$268,289	$248,442	$242,527	$270,538	$238,233
Return on average equity (= A / F) - most directly comparable GAAP-based measure (1)	11.41%	12.79%	12.21%	16.27%	12.09%	16.08%
Return on average equity, adjusted (= D / F) - Non-GAAP (1)	12.88%	13.79%	13.77%	16.27%	13.33%	16.08%

Weighted average shares - basic (G) - most directly comparable GAAP-based measure	10,393	10,349	10,321	10,336	10,371	10,360
Basic earnings per share (= A / G) - most directly comparable GAAP-based measure	$0.74	$0.82	$0.74	$0.95	$1.57	$1.83
Basic earnings per share, adjusted (= D / G) - Non-GAAP	$0.84	$0.89	$0.84	$0.95	$1.73	$1.83

Weighted average shares - diluted (H) - most directly comparable GAAP-based measure	10,553	10,482	10,419	10,421	10,517	10,458
Diluted earnings per share (= A / H) - most directly comparable GAAP-based measure	$0.73	$0.81	$0.73	$0.94	$1.55	$1.82
Diluted earnings per share, adjusted (= D / H) - Non-GAAP	$0.83	$0.88	$0.83	$0.94	$1.71	$1.82

Noninterest expense (I) - most directly comparable GAAP-based measure	$22,639	$22,469	$22,392	$20,749	$45,108	$41,004
Less: Merger-related expenses (B)	(1,135)	(672)	(1,059)	—	(1,807)	—
Adjusted noninterest expense (J = I - B) - Non-GAAP	$21,504	$21,797	$21,333	$20,749	$43,301	$41,004
continued
(1) Annualized

	Three Months Ended				Six Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	June 30, 2023	June 30, 2024	June 30, 2023
Net interest income (K)	$26,103	$26,881	$26,018	$26,375	$52,984	$52,669
Noninterest income (L)	7,172	6,630	6,491	7,158	13,802	13,236
Total operating income (M = K + L)	$33,275	$33,511	$32,509	$33,533	$66,786	$65,905

Efficiency ratio (= I / M) - most directly comparable GAAP-based measure	68.0%	67.0%	68.9%	61.9%	67.5%	62.2%
Efficiency ratio, adjusted (= J / M) - Non-GAAP	64.6%	65.0%	65.6%	61.9%	64.8%	62.2%

(1) Annualized

Appendix B- Investment Portfolio Concentrations
The following table summarizes the credit ratings and collateral associated with the Company's investment security portfolio, excluding equity securities, at June 30, 2024:
(dollars in thousands)

Sector	Portfolio Mix	Amortized Book	Fair Value	Credit Enhancement	AAA	AA	A	BBB	NR	Collateral / Guarantee Type
Unsecured ABS	1%	$3,330	$3,022	26%	—%	—%	—%	—%	100%	Unsecured Consumer Debt
Student Loan ABS	1	4,662	4,558	27	—	—	—	—	100	Seasoned Student Loans
Federal Family Education Loan ABS	16	89,830	89,516	10	7	80	—	13	—	Federal Family Education Loan (1)
PACE Loan ABS	—	2,231	1,945	6	100	—	—	—	—	PACE Loans (2)
Non-Agency CMBS	3	14,180	14,185	25	—	—	—	—	100
Non-Agency RMBS	3	17,195	14,201	16	100	—	—	—	—	Reverse Mortgages (3)
Municipal - General Obligation	18	102,548	93,339		10	83	7	—	—
Municipal - Revenue	21	118,856	107,107		—	82	12	—	6
SBA ReRemic (5)	—	2,662	2,639		—	100	—	—	—	SBA Guarantee (4)
Small Business Administration	1	7,222	7,662		—	100	—	—	—	SBA Guarantee (4)
Agency MBS	32	183,546	173,086		—	100	—	—	—	Residential Mortgages (4)
U.S. Treasury securities	4	20,050	17,713		—	100	—	—	—	U.S. Government Guarantee (4)
	100%	$566,312	$528,973		6%	83%	4%	2%	5%

(1) 97% guaranteed by U.S. government
(2) PACE acronym represents Property Assessed Clean Energy loans
(3) Non-agency reverse mortgages with current structural credit enhancements
(4) Guaranteed by U.S. government or U.S. government agencies
(5) SBA ReRemic acronym represents Re-Securitization of Real Estate Mortgage Investment Conduits

Note: Ratings in table are the lowest of the six rating agencies (Standard & Poor's, Moody's, Fitch, Morningstar, DBRS and Kroll Bond Rating Agency). Standard & Poor's rates U.S. government obligations at AA+.

About the Company
With $3.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. The Company's lending area also includes adjacent counties in Pennsylvania and Maryland, as well as Loudon County, Virginia and Berkeley, Jefferson and Morgan Counties, West Virginia. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). On July 1, 2024, the Company closed the merger of equals transaction with Codorus Valley Bancorp, Inc. ("Codorus") with offices in York, Lancaster and Cumberland counties of Pennsylvania, and Baltimore and Harford counties in Maryland. At the time of the merger, Codorus had assets totaling $2.2 billion, including total loans of $1.7 billion, and total deposits of $1.9 billion. For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates, predictions or projections about events or the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will achieve the desired level of new business development and new loans, growth in the balance sheet and fee-based revenue lines of business, successful merger and acquisition activity and cost savings initiatives and continued reductions in risk assets or mitigation of losses in the future. Factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: general economic conditions (including inflation and concerns about liquidity) on a national basis or in the local markets in which the Company operates; ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; changes in interest rates; the diversion of management's attention from ongoing business operations and opportunities; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; changes in consumer behavior due to changing political, business and economic conditions, or legislative or regulatory initiatives; changes in laws and regulations; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; the demand for our products and services; deteriorating economic conditions; geopolitical tensions; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters and future pandemics; expenses associated with litigation and legal proceedings; the possibility that the anticipated benefits of the merger with Codorus (the “Merger”) are not realized when expected or at all; the possibility that the Merger may be more expensive to complete than anticipated; the possibility that revenues following the Merger may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the Merger; the ability to complete the integration of the two companies successfully; the dilution caused by the Company’s issuance of additional shares of its capital stock in connection with the Merger; and other risks and uncertainties, including those detailed in our Annual Report on Form 10-K for the year ended December 31, 2023 under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent filings made with the Securities and Exchange Commission.
The foregoing list of factors is not exhaustive. If one or more events related to these or other risks or uncertainties materializes, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company disclaims any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change. Annualized, pro forma, projected and estimated numbers in this document are used for illustrative purposes only and are not forecasts and may not reflect actual results.

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